Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE

FOR IMMEDIATE RELEASE
Sparton Corporation Releases Voting and First Quarter Results for Fiscal Year 2006 and Announces a 5% Stock Dividend.
(JACKSON, MICHIGAN)—-(BUSINESS WIRE) — October 26, 2005 — At the Annual Shareowners’ meeting today, Electronic Contract Manufacturing Service (EMS) provider Sparton Corporation (NYSE:SPA) announced shareowner voting results and a 5% stock dividend, as well as releasing its fiscal 2006 First Quarter results.
At its Annual Meeting, current Board of Directors members, Richard J. Johns, M.D., Richard L. Langley, and William I. Noecker, were each reelected to three-year terms expiring in 2008.
CEO and President, David Hockenbrocht also announced that the Board of Directors at its meeting on October 25, 2005, approved a 5% stock dividend. Eligible shareowners of record on December 21, 2005, will receive the stock dividend. The dividend distribution or payment date was established as January 13, 2006. Cash will be paid in lieu of fractional shares of stock. Mr. Hockenbrocht stated that this represents the fourth such distribution in the last several years as a way to reward our shareowners, as well as demonstrate Sparton’s commitment to the enhancement of shareowner value and increased liquidity of Sparton stock.
Mr. Hockenbrocht commented on the Company’s progress and the continuing development of its EMS business.
Mr. Hockenbrocht also announced fiscal 2006 First Quarter results. Sales were $37,306,000 with a net loss of $1,299,000 ($.14 per share). This compares to the previous year’s First Quarter sales of $45,188,000, and net income of $2,414,000 ($.26 per share).
Fiscal 2006 sales were generally as expected. The loss for this quarter reflects the lower sales volume and includes a total of $553,000 in charges on three government programs which based upon contract reviews at September 30, 2005 are now loss contracts. The Company has recorded the entire program losses expected at completion at September 30, 2005. In addition, several other commercial programs had negative margins of some $684,000 during the quarter. Expanded details will be included in the Company’s quarterly report on Form 10-Q and the first quarter Shareowners’ report which will be mailed in mid-November.
The news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “should”, “expectation”, and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-Q for the quarter ended September 30, 2005, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month Periods ended September 30, 2005 and 2004

	Three-Month Periods Ended
	September 30

	2005	2004

Net sales	$37,306,118	$45,188,315
Costs of goods sold	35,611,558	38,721,599

	1,694,560	6,466,716
Selling and administrative expenses:
Selling and administrative expenses	4,014,271	3,387,053
EPA related — net environmental remediation	(29,198)	84,000
Loss on sale of property, plant & equipment	11,156	0

	3,996,229	3,471,053

Operating income (loss)	(2,301,669)	2,995,663

Other income (expense):
Interest and investment income	264,448	215,473
Equity income (loss) in investment	17,000	(20,000)
Other — net	109,275	358,462

	390,723	553,935

Income (loss) before income taxes	(1,910,946)	3,549,598
Provision (credit) for income taxes	(612,000)	1,136,000

Net income (loss)	$(1,298,946)	$2,413,598

Basic and diluted earnings (loss) per share	$(0.14)	$0.26

Notes:
1.	Financial information was taken from the Company’s internal records and is unaudited.
2.	For the three-month periods, weighted average shares outstanding were 9,290,149 in 2005 and 9,208,067 in 2004. Average shares outstanding include the additional shares issued with respect to the 5% common stock dividend declared in November 2004 and October 2005. Differences in the weighted average number of shares outstanding for purposes of computing diluted earnings per share for the three months ended September 30, 2004, were due to the inclusion of the dilutive effect of employee stock options. These differences in the calculation of basic and diluted earnings per share were not material. The effect of stock options was not included in the 2005 calculation as such would have been anti-dilutive to the period net loss.
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